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                       Securities and Exchange Commission
                             Washington, D.C. 20549





                                    FORM 8-K



              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):
                               October 11, 2001


                            IMX PHARMACEUTICALS, INC.
                            -------------------------
             (Exact name of Registrant as specified in its charter)

                        Commission File Number 000-30294
                                               ---------

Utah                                                          87-0394290
----                                                          ----------
(State or other jurisdiction of                        (I.R.S.  Employer
incorporation or organization)                         Identification No.)



       1900 Corporate Boulevard, Suite 400 E 5, Boca Raton, Florida 33431
       ------------------------------------------------------------------
                    (Address of Principal Executive Offices)



                                  561-998-5660
                                  ------------
              (Registrant's Telephone number, including area code)


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ITEM 2.  Acquisition or Disposition of Assets.

         On September 30, 2001, Registrant ("IMX") entered into an Agreement for Sale and Purchase (the "Agreement"), with IMX, as Purchaser, and Cater Barnard, plc, f/k/a VoyagerIT.com ("Cater Barnard") and Envesta, plc ("Envesta"), as Sellers. Cater Barnard owns approximately eight-six percent (86%) of Envesta. In exchange for the assets described below, IMX will issue to Cater Barnard and Envesta 225,000 shares of its newly created Class B Convertible Preferred Stock (the "Class B Preferred Stock"), its promissory notes in the aggregate principal amount of $3,000,000 and 1,500,000 shares of its post consolidation common stock. The Class B Preferred Stock has an $80 stated value per share. It is convertible into IMX Common Stock at a rate of one share of Common Stock for each $4.00 of stated value. (For a more complete description of the Class B Preferred Stock. Please consult Exhibit 3, "Amendment Creating the Class B Preferred Stock"). The notes mature in five (5) years and bear interest at the rate of five percent (5%) per annum. The interest or principal may be paid in cash or IMX Common Stock, at IMX's discretion.

         In addition, IMX will issue 877,500 shares of IMX's post consolidation Common Stock and a five year warrant to purchase an additional 675,000 shares of IMX's post consolidation Common Stock at $4.00 per share to Cater Barnard as designee of Griffin Securities, Inc. ("Griffin"). The securities are to be issued in payment for Griffin's services in connection with the forgoing transaction.

         After the conclusion of this transaction and the IMX Common Stock consolidation, and assuming full conversion of the Class B Preferred Stock, Cater Barnard and Envesta will hold approximately 73% of the equity of IMX.

         Upon closing, Cater Barnard will transfer all its interests in ThinkDirectMarketing, Inc. ("TDMI") to IMX. Cater Barnard's interests in TDMI consist of $4,000,000 of TDMI convertible promissory notes, seventeen and one-half percent (17.5%) of the equity of TDMI and an option to acquire the remaining eighty-two and one-half percent (82.5%) of the TDMI equity. TDMI designs, develops and distributes products and services that automate and streamline direct marketing and customer relationship management processes.

         At the same time, Envesta will transfer all of its ownership of Findstar, plc to IMX. Findstar's business consists of the distribution of anti-virus software known as Panda Software, one of the United Kingdom's leading anti-virus software systems. The Panda Software is also distributed outside the United Kingdom.

         The agreement also obligated Cater Barnard to invest approximately $300,000 in cash to fund the IMX Plan of Reorganization and pay IMX's Debtor in Possession administrative expenses and the tax and non-tax priority claims. Cater Barnard will receive one share of IMX's post consolidation common stock for each four ($4.00) dollars invested.

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         As of the closing, Registrant's current Chairman and sole director will resign and Stephen Dean and Adrian Stecyk will be elected directors.

         An additional Current Report on Form 8-K will be filed when the transaction is consummated. That is expected to occur the day after the time to appeal the Bankruptcy Judge's order confirming the Plan of Reorganization has expired.

ITEM 3.  Bankruptcy or Receivership.

         On September 26, 2001, the United States Bankruptcy Court, Southern District of Florida held a hearing on the confirmation of the Registrant's Third Amended Plan of Reorganization (the "Plan") filed August 10, 2001. The order confirming the approval of the Plan was entered on the docket on October 11, 2001. All administrative expenses, priority tax claims and US Trustee's fees will be paid in full. The Plan provides for nine Class of Claims, each treated in its own way. Class 1 (unpaid wages) and Classes 2, 3, 4 and 7 (allowed secured claims) will be paid in full. Classes 5 and 6 (contested secured claims) will be paid a mixture of cash and IMX Common Stock and Class 8 (allowed unsecured claims) will be paid one share of IMX Common Stock for each four ($4.00) dollars of allowed debt. Class 9 (the existing equity holders) will have their present holdings replaced by one share of IMX Common Stock for each 20 shares they now own.

         The Plan also includes the transactions described in Item 2.


ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

The historical pro forma financial statements required by Item 7 as a result of the transactions described in Item 2 will be filed not later than 75 days after the consummation of the transactions.


Exhibit Number                                              Description
--------------                                              -----------

     2.1 Agreement for Sale and Purchase, dated as of September 30, 2001, among IMX Pharmaceuticals, Inc., Cater Barnard, plc and Envesta, plc.

     2.2 IMX Pharmaceuticals, Inc.'s Third Amended Plan of Reorganization dated August 10, 2001.

     3          Amendment Creating the Class B Convertible Preferred Stock.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        IMX PHARMACEUTICALS, INC.


Date: October 12, 2001                   By: /s/ William A. Forster
                                            -----------------------------------
                                             Name:  William A. Forster
                                             Title: Chairman & CEO

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                                INDEX TO EXHIBITS


Exhibit Number                       Description                                           Page
--------------                       -----------                                           ----

     2.1 Agreement for Sale and Purchase, dated as of September 30, 2001, among IMX Pharmaceuticals, Inc., Cater Barnard, plc, and
                Envesta, plc.

     2.2 IMX Pharmaceuticals, Inc.'s Third Amended Plan of Reorganization dated August 10, 2001.

     3          Amendment Creating the Class B Convertible Preferred Stock.